UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 17, 2020
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-49728		87-0617894
(State or other jurisdiction of incorporation)	(Commission File Number)		(I.R.S. Employer Identification No.)

27-01 Queens Plaza North	Long Island City	New York	11101
(Address of principal executive offices)			(Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	JBLU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Term Loan Credit Facility
On June 17, 2020, JetBlue Airways Corporation (“JetBlue,” the “Company,” “we, “us” or our”) entered into a $750,000,000 Term Loan Credit Agreement among JetBlue, the lenders party thereto and Barclays Bank PLC, as administrative agent (the “Agent”) (the “Term Loan Facility”). The full amount of the Term Loan Facility has been drawn and we intend to use the proceeds for general corporate purposes, including payment of fees and expenses in connection with the Term Loan Facility, and to support our liquidity position.

The obligations of JetBlue under the Term Loan Facility are secured on a senior basis by security interests granted to the Agent in: (i) certain rights and interests of JetBlue in and to certain airport takeoff and landing slots at each of LaGuardia Airport, John F. Kennedy International Airport, and Reagan National Airport (the “FAA Slots”); and (ii) the right to use certain intellectual property assets comprising the JetBlue brand (the “Brand”, and together with the Slots, the “Term Loan Collateral”). We may be required to pledge additional collateral in the future under the terms of the Term Loan Facility.

The loans under the Term Loan Facility (the “Term Loans”) will bear interest at a variable rate equal to LIBOR (subject to a 1.00% LIBOR floor), or at JetBlue’s election another rate, in each case, plus a specified margin. The Term Loan Facility does not limit the amount of unsecured debt that we or our subsidiaries may incur or the amount of debt secured by assets other than the collateral that we may incur.

The Term Loan Facility will be subject to amortization payments of 5.00% per year, payable quarterly, commencing on September 30, 2020 (not subject to any prepayment premium). The remaining balance of the Term Loans will be due and payable in a single payment on the maturity date of June 17, 2024.

The Term Loan Facility also contains mandatory prepayment provisions, which may require JetBlue in certain instances to prepay obligations in connection with dispositions of Term Loan Collateral, a change of control or upon failure to comply with the minimum collateral coverage ratio. Any voluntary prepayments of the Term Loans will be subject to a make-whole premium during the first year after the closing date and to a prepayment premium during the second year after the closing date.

The affirmative and negative covenants in the Term Loan Facility restrict the Company’s ability to, among other things, dispose of Term Loan Collateral or merge, consolidate or sell assets. The Term Loan Facility also includes provisions that require the Company to maintain (i) unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities aggregating not less than $550,000,000; and (ii) a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Term Loan Facility of not less than 1.6 to 1.0. If the Company does not meet the minimum collateral coverage ratio, it must either provide additional collateral to secure its obligations under the Term Loan Facility or repay the Term Loans to the extent necessary to maintain compliance with the collateral coverage ratio.

The Term Loan Facility contains events of default customary for similar financings, including a cross-default to other material indebtedness. Upon the occurrence and continuation of an event of default (other than an event of default relating to certain bankruptcy or insolvency events), the outstanding obligations under the Term Loan Facility may be accelerated and become due and payable immediately. Upon the occurrence of an event of default relating to certain bankruptcy or insolvency events, the outstanding obligations under the Term Loan Facility shall be accelerated and become due and payable immediately.

The Term Loan Facility is filed herewith as Exhibit 10.1. The foregoing descriptions of the Term Loan Facility is a summary only and is qualified in their entirety by reference to the full text of such documents.

Existing Revolving Facility
In connection with the pledge of the Term Loan Collateral to the Agent, on May 29, 2020, JetBlue removed the FAA Slots from the Company’s existing Amended and Restated Credit and Guaranty Agreement, dated as of April 6, 2017, among the Company, the lenders party thereto, and Citibank N.A., as administrative agent, as amended (the “Revolving Credit Facility”). In exchange for the FAA Slots, the Company added unencumbered aircraft, simulators and certain other assets to the Revolving Credit Facility as permitted thereunder. The full amount of $550,000,000 remains drawn under the Revolving Credit Facility as of the date hereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference, insofar as it relates to the creation of a direct financial obligation.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1
Term Loan Credit Agreement dated as of June 17, 2020 among JetBlue Airways Corporation, as Borrower, the subsidiaries of the Borrower party hereto, as Guarantors, the Lenders party hereto, and Barclays Bank PLC, as Administrative Agent.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date:	June 17, 2020	By:	/s/ Alexander Chatkewitz
Vice President, Controller, and Chief Accounting Officer (Principal Accounting Officer)